UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 4
STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
( ) Check this box if no longer subject to Section 16.
Form 4 or Form 5 obligations may continue. See Instructions 1(b).
1. Name and Address of Reporting Person
   Klesse, William R.
   P.O. Box 696000
   San Antonio, Texas  78269-6000
2. Issuer Name and Ticker or Trading Symbol
   Ultramar Diamond Shamrock Corporation
   (UDS)
3. IRS or Social Security Number of Reporting Person (Voluntary)
   ###-##-####
4. Statement for Month/Year
   June 30, 1997
5. If Amendment, Date of Original (Month/Year)

6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   ( ) Director ( ) 10% Owner (X) Officer (give title below) ( ) Other (specify below)
   Executive Vice President - Refining, Product Supply and Logistics-Southwest
7. Individual or Joint/Group Filing (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

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 Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned                                                 |
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1. Title of Security       |2.    |3.    |4.Securities Acquired (A)         |5.Amount of        |6.Dir |7.Nature of Indirect       |
                           | Transaction |  or Disposed of (D)              |  Securities       |ect   |  Beneficial Ownership     |
                           |      |      |                                  |  Beneficially     |(D)or |                           |
                           |      |    | |                  | A/|           |  Owned at         |Indir |                           |
                           | Date |Code|V|    Amount        | D |    Price  |  End of Month     |ect(I)|                           |
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Common Stock               |06/03/|F   | |327               |D  |$33.125    |                   |D     |                           |
                           |97    |    | |                  |   |           |                   |      |                           |
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Common Stock               | 06/03|F   | |1,957             |D  |$33.125    |                   |D     |                           |
                           |/97   |    | |                  |   |           |                   |      |                           |
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Common Stock               |06/03/|M   | |2,754             |A  |$23.53     |33,351(b)          |D     |                           |
                           |97    |    | |                  |   |           |                   |      |                           |
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Common Stock               |      |    | |                  |   |           |6,314(d)           |I     |(d)                        |
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 Table II -- Derivative Securitites Acquired, Disposed of, or Beneficially Owned                                                   |
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1.Title of Derivative |2.Con-  |3.   |4.    |5.Number of De |6.Date Exer|7.Title and Amount  |8.Price|9.Number    |10.|11.Nature of|
  Security            |version |Transaction | rivative Secu |cisable and|  of Underlying     |of Deri|of Deriva   |Dir|Indirect    |
                      |or Exer |     |      | rities Acqui  |Expiration |  Securities        |vative |tive        |ect|Beneficial  |
                      |cise    |     |      | red(A) or Dis |Date(Month/|                    |Secu   |Securities  |(D)|Ownership   |
                      |Price of|     |      | posed of(D)   |Day/Year)  |                    |rity   |Benefi      |or |            |
                      |Deriva- |     |      |               |Date |Expir|                    |       |ficially    |Ind|            |
                      |tive    |     |      |           | A/|Exer-|ation|   Title and Number |       |Owned at    |ire|            |
                      |Secu-   |     |    | |           | D |cisa-|Date |   of Shares        |       |End of      |ct |            |
                      |rity    |Date |Code|V|  Amount   |   |ble  |     |                    |       |Month       |(I)|            |
___________________________________________________________________________________________________________________________________|
Employee Stock Option |$23.53  |06/03|M   | |2,754      |D  |02/06|02/06|Common Stock|2,754  |$23.53 |            |D  |            |
(right to buy) (g)    |        |/97  |    | |           |   |/97  |/05  |            |       |       |            |   |            |
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Employee Stock Option |$33.125 |06/03|A   |V|1,957      |A  |06/03|02/06|Common Stock|1,957  |$33.125|226,390     |D  |            |
(right to buy) (g)    |        |/97  |    | |           |   |/99  |/05  |            |       |       |            |   |            |
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                      |        |     |    | |           |   |     |     |            |       |       |            |   |            |
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Explanation of Responses:
(b) 1,554 of such shares were issued pursuant to Long-Term Incentive Plans and remain subject to forfeiture as of June 30, 1997.
(d)   Held by Trustee of the Company's Employee Stock Ownership Plans.
(g) Employee Stock Option granted under Diamond Shamrock's 1990 Long-Term Incentive Plan.
SIGNATURE OF REPORTING PERSON
/s/ WILLIAM R. KLESSE (By Power of Attorney)
DATE
July 10, 1997